Exhibit 23.2

Ameriwest Energy
123 West 1st Ave., Suite 215
Casper, WY 82601

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 11, 2008, relating to the financial statements of Ameriwest Energy Corp. appearing in the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2007.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

September 8, 2008